As filed with the Securities and Exchange Commission on July 5, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PLANTRONICS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	77-020769
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

345 Encinal Street
Santa Cruz, California 95060
(831) 426-5858
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

S. Kenneth Kannappan
President and Chief Executive Officer
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
(831) 426-5858
(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
HENRY P. MASSEY, JR., ESQ.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
(650) 493-9300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Proposed	Proposed
Title of Securities to	Amount to be		Maximum Offering	Maximum Aggregate	Amount of
be Registered	Registered		Price Per Share	Offering Price	Registration Fee

Common Stock(1)	1,000,000	(2)	$16.11(3)	$16,110,000	$1,482

(1)	Each share of common stock includes a right to purchase one one-thousandth of a share of Series A Participating Preferred Stock.

(2)	Registers the resale of up to 1,000,000 shares by the selling stockholder. This Registration Statement also covers such indeterminate number of additional shares as may be held or acquired as a result of any future stock splits, stock dividends or similar transactions covered by Rule 416 promulgated under the Securities Act of 1933.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on July 3, 2002, as reported on the New York Stock Exchange.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS

1,000,000 Shares

PLANTRONICS, INC.

Common Stock
($.01 par value)

     The selling stockholder listed on page 17 may offer and resell up to 1,000,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of these shares.

     Our common stock is listed on the New York Stock Exchange under the symbol “PLT.” The last reported sale price on July 3, 2002 was $15.95 per share.

     The common stock may be sold in transactions on the New York Stock Exchange at market prices then prevailing, in negotiated transactions, or otherwise. See “Plan of Distribution.”

     Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California and our telephone number is (831) 426-5858.

     BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                    , 2002

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The common stock is not being offered in any jurisdiction where the offer is not permitted. Your should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14 — OTHER EXPENSES OF INSURANCE AND DISTRIBUTION
ITEM 15 — INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 16 — EXHIBITS
ITEM 17 — UNDERTAKINGS
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 4.1.2
EXHIBIT 4.1.3
EXHIBIT 5.1
EXHIBIT 23.1

WHERE YOU CAN FIND MORE INFORMATION	3
FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	4
USE OF PROCEEDS	17
SELLING STOCKHOLDER	17
PLAN OF DISTRIBUTION	18
LEGAL MATTERS	20
EXPERTS	20

WHERE YOU CAN FIND MORE INFORMATION

     GOVERNMENT FILINGS: Plantronics, Inc. (“Plantronics”, “we”, “our,” or “us,”) files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549. Please call the Commission at 1-800-SEC-0330 for more information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission’s World Wide Web site at http://www.sec.gov.

     INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to “incorporate by reference” into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

•	Our Annual Report on Form 10-K for the fiscal year ended March 30, 2002;

•	Our Current Report on Form 8-K, which was filed on April 11, 2002;

•	Item 1 of our registration statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, filed on December 20, 1993, as amended on January 14, 1994, and November 7, 1997 (which in turn incorporate by reference the description of our common stock set forth in our registration statement on Form S-1 (Reg. No. 33-70744), filed on October 20, 1993, as amended by Amendment No. 1, filed on November 30, 1993, Amendment No. 2, filed December 27, 1993, and Amendment No. 3, filed on January 18, 1994); and

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A, filed on March 29, 2002.

     You may request free copies of these filings by writing or telephoning us at the following address:

Investor Relations
Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060
(831) 458-7533.

FORWARD-LOOKING STATEMENTS

     WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE

     This prospectus and the documents incorporated herein by reference contain forward-looking statements. We base these statements on our current expectations, estimates and projections about our industry. Either the beliefs of our management, or assumptions made by management, form the basis for those expectations, estimates and projections. The safe harbor created by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act generally protects us and the selling stockholder from liability for these statements. You can often recognize such forward-looking statements by words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions.

     These forward-looking statements do not guarantee future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. The Risk Factors section immediately following this paragraph sets forth some of such risks and uncertainties. The documents incorporated by reference may also set forth risks and uncertainties. These risks and uncertainties could cause actual results to differ materially and adversely from those discussed in the forward-looking statements. We undertake no obligation to publicly update any of these forward-looking statements to reflect new information or future events.

RISK FACTORS

You should carefully consider the risks described below. Our business, financial condition and results of operations could be materially adversely affected if any of the risks occur. If the risks occur, the trading price of our stock could decline and you could lose all or part of your investment.

     THE CONTINUING GLOBAL ECONOMIC SLOWDOWN COULD RESULT IN A FURTHER REDUCTION IN OVERALL DEMAND FOR OUR PRODUCTS AND POTENTIAL UNCOLLECTABLE CUSTOMER RECEIVABLES, BOTH OF WHICH WOULD MATERIALLY ADVERSELY AFFECT OUR RESULTS AND CASH FLOWS.

     While our markets have not exhibited highly cyclical behavior historically, our sales are affected by overall economic activity. If these trends are worse or last longer than presently anticipated, this could cause us not to meet the levels of sales required to achieve our projected financial results, which could in turn materially adversely affect the market price of our stock. Also, if the overall economy continues to slow further this could affect the financial health of certain purchasers of our products, potentially resulting in the failure of such purchasers to pay amounts that they owe to us. Due to the lagging economy, the credit risks relating to these resellers/customers have increased. We are in the process of implementing programs to assist us in monitoring and mitigating these risks, but there can be no assurance that such programs will be effective in reducing our credit risks. We also continue to monitor credit exposures from weakened financial conditions in certain geographic regions and the impact that such conditions may have on the worldwide economy. We have recently experienced some increased defaults by our customers on their accounts payable.

Although these have not been significant, future payment defaults by customers could harm our business and have a material adverse effect on our operating results and financial condition.

     A SUBSTANTIAL PORTION OF OUR SALES COME FROM THE CALL CENTER MARKET AND A DECLINE IN DEMAND IN THAT MARKET COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS.

     We have historically derived, and continue to derive, a substantial portion of our net sales from the call center market. This market had been growing steadily as new call centers have proliferated and existing call centers have expanded. In fiscal 2002, our sales in the call center market were below the level of sales in that market compared to the prior year. We do not believe that our decreasing sales are a result of market share gains by our competitors but, instead, believe that the sales slowdown is due to reduction in the level of overall market demand. While we believe that the call center market will grow in future periods, this growth could slow or revenues from this market could continue to decline in response to various factors. For example, consumer resistance to telemarketing could materially adversely affect growth in the call center market. A continued deterioration in general economic conditions could result in a reduction in the establishment of new call centers and in capital investments to expand or upgrade existing centers, and we believe this is in fact negatively affecting our business. Because of our reliance on the call center market, we will be affected more by changes in the rate of call center establishment and expansion and the communications products that call center agents use than would a company serving a broader market. Any decrease in the demand for call centers and related headset products could cause a decrease in the demand for our products, which would materially adversely affect our business, financial condition and results of operations.

     WE ARE COUNTING ON THE OFFICE, MOBILE, COMPUTER AND RESIDENTIAL MARKETS TO DEVELOP, AND WE COULD BE MATERIALLY ADVERSELY AFFECTED IF THEY DO NOT DEVELOP AS WE EXPECT.

     While the call center market is still a substantial portion of our business, we believe that our future prospects will depend in large part on the growth in demand for headsets in the office, mobile, computer and residential markets. These communications headset markets are relatively new and undeveloped. Moreover, we do not have extensive experience in selling headset products to customers in these markets. If the demand for headsets in these markets fails to develop, or develops more slowly than we currently anticipate, or if we are unable to effectively market our products to customers in these markets, it would have a material adverse effect on the potential demand for our products and on our business, financial condition and results of operations. These headset markets are also subject to general economic conditions and if there is a continued slowing of national or international economic growth and the recession continues longer than we anticipated, these markets may not materialize to the levels we require to achieve our anticipated financial results, which could in turn materially adversely affect the market price of our stock.

     OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY DUE TO A NUMBER OF CAUSES OUTSIDE OUR CONTROL.

     Our quarterly results of operations may vary significantly in the future for a variety of reasons, including the following:

•	general economic conditions, compounded by the events on and following September 11th;

•	changes in demand for our products;

•	insolvency of purchasers of our products or failure of purchasers of our products to pay amounts due to us;

•	timing and size of orders from customers;

•	price erosion;

•	cancellations, inability to ramp production or delays in deliveries of components and subassemblies by our suppliers;

•	changes in the mix of products sold by us;

•	variances in the timing and amount of engineering and operating expenses;

•	distribution channel mix variations;

•	changes in the levels of cooperative advertising or market development funding required by retail resellers of our products;

•	delays in shipments of our products;

•	material product returns and customer credits;

•	new product introductions by us or our competitors;

•	entrance of new competitors;

•	changes in actual or target inventory levels of our channel partners;

•	increases in the costs of our raw materials, components and subassemblies; and

•	seasonal fluctuations in demand and linearity of sales within the quarter.

     Each of the above factors is difficult to forecast and thus could have a material adverse effect on our business, financial condition and results of operations.

     We generally ship most orders during the quarter in which they are received, and, consequently, we do not have a significant backlog of orders. As a result, quarterly net sales and operating results depend primarily on the volume and timing of orders received during the quarter. It is difficult to forecast orders for a given quarter. Since a large portion of our operating expenses, including rent, salaries and certain manufacturing expenses, are fixed and difficult to reduce or modify, if net sales do not meet our expectations, our business, financial condition and results of operations could be materially adversely affected.

     Our operating results can also vary substantially in any period depending on the mix of products sold and the distribution channels through which they are sold. In the event that sales of lower margin products, or sales through lower margin distribution channels, in any period represent a disproportionate share of total sales during such period, our operating results would be materially adversely affected.

     We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indicative of future operating results. In addition, our operating results in a future quarter or quarters may fall below the expectations of securities analysts or investors, and, as a result, the price of our common stock might fall.

     IF WE DO NOT MATCH PRODUCTION TO DEMAND, WE WILL BE AT RISK OF LOSING BUSINESS OR OUR GROSS MARGINS COULD BE MATERIALLY ADVERSELY AFFECTED.

     Historically, we have generally been able to increase production to meet increasing demand. However, the demand for our products is dependent on many factors and such demand is inherently difficult to forecast. We have experienced sharp fluctuations in demand, especially for headsets for wireless and cellular phones. In addition, current global events, such as the U.S. military efforts in Afghanistan, the continuing terrorist scare in the U.S., and ongoing anthrax concerns may cause the economy to be more volatile, making it more difficult to match supply and demand in the marketplace. Significant unanticipated fluctuations in demand could cause the following operating problems, among others:

•	If forecasted demand does not develop, we could have excess production or excess capacity. Excess production could result in higher inventories of finished products, components and subassemblies. If we were unable to sell these inventories, we would have to write off some or all of our inventories of obsolete products and unusable components and subassemblies. Excess manufacturing capacity could lead to higher production costs and lower margins.

•	Significant reduction in production levels to address decreases in demand may leave us unprepared to meet a rapid increase in demand for our products.

•	If demand increases beyond that forecasted, we would have to rapidly increase production. We depend on suppliers to provide additional volumes of components and subassemblies, and, therefore, might not be able to increase production rapidly enough to meet unexpected demand. This could cause us to fail to meet customer expectations. There could be short-term losses of sales while we are trying to increase production. If customers turn to competitive sources of supply to meet their needs, there could be a long-term impact on our revenues.

•	Rapid increases in production levels to meet unanticipated demand could result in higher costs for components and subassemblies, increased expenditures for freight to expedite delivery of required materials, and higher overtime costs and other expenses. These higher expenditures could lower our profit margins. Further, if production is increased rapidly, there may be decreased manufacturing yields, which may also lower our margins.

     Any of the foregoing problems could materially adversely affect our business, financial condition and results of operations.

     WE DEPEND ON OUR SUPPLIERS AND FAILURE OF OUR SUPPLIERS TO PROVIDE QUALITY COMPONENTS OR SERVICES IN A TIMELY MANNER COULD ADVERSELY AFFECT OUR RESULTS.

     Our growth and ability to meet customer demands depend in part on our capability to obtain timely deliveries of raw materials, components, subassemblies and products from our suppliers. We buy raw materials, components and subassemblies from a variety of suppliers and assemble them into finished products. We also have certain of our products manufactured for us by third party suppliers. The cost, quality, and availability of such goods are essential to the successful production and sale of our products. Obtaining raw materials, components, subassemblies and finished products entails various risks, including the following:

•	We obtain certain raw materials, subassemblies, components and products from single suppliers, and alternate sources for these items are not readily available. To date, we have experienced only minor interruptions in the supply of these raw materials, subassemblies, components and products, none of which has significantly affected our results of operations. Current adverse economic conditions could lead to a higher risk of failure of our suppliers to remain in business or to be able to purchase the raw materials, subcomponents and parts required by them to produce and provide to us the parts we need.

An interruption in supply from any of our single source suppliers in the future would materially adversely affect our business, financial condition and results of operations.

•	Prices of raw materials, components and subassemblies may rise. If this occurs and we are not able to pass these increases on to our customers or to achieve operating efficiencies that would offset the increases, it would have a material adverse effect on our business, financial condition and results of operations.

•	Due to the lead times required to obtain certain raw materials, subassemblies, components and products from certain foreign suppliers, we may not be able to react quickly to changes in demand, potentially resulting in either excess inventories of such goods or shortages of the raw materials, subassemblies, components and products. Relative to sales, inventory levels remained high through the first quarter of fiscal 2002, but have been on the decline since that time. Failure in the future to match the timing of purchases of raw materials, subassemblies, components and products to demand would materially adversely affect our business, financial condition and results of operations.

•	Most of our suppliers are not obligated to continue to provide us with raw materials, components and subassemblies. Rather, we buy most raw materials, components and subassemblies on a purchase order basis. If our suppliers experience increased demand or shortages, it could affect deliveries to us. In turn, this would affect our ability to manufacture and sell products that are dependent on those raw materials, components and subassemblies. This would materially adversely affect our business, financial condition and results of operations.

•	Although we generally use standard raw materials, parts and components for our products, the high development costs associated with emerging wireless technologies permits us to work with only a single source supplier of silicon chip-sets. We, or our chosen supplier of chip-sets, may experience challenges in designing, developing and manufacturing components in these new technologies which could affect our ability to meet time to market schedules and could materially adversely affect our business, operating results and financial condition.

     WE SELL OUR PRODUCTS THROUGH VARIOUS CHANNELS OF DISTRIBUTION AND A FAILURE OF THOSE CHANNELS TO OPERATE AS WE EXPECT COULD DECREASE OUR REVENUES.

     We sell substantially all of our products through distributors, retailers, OEMs and telephony service providers. Our existing relationships with these parties are not exclusive and can be terminated by either party without cause. Our channel partners also sell or can potentially sell products offered by our competitors. To the extent that our competitors offer our channel partners more favorable terms, such partners may decline to carry, de-emphasize or discontinue carrying our products. In the future, we may not be able to retain or attract a sufficient number of qualified channel partners. Further, such partners may not recommend, or continue to recommend, our products. In the future, our OEM customers or potential OEM customers may elect to manufacture their own products, similar to those we currently sell to them. The inability to establish or maintain successful relationships with distributors, OEMs, retailers and telephony service providers or to expand our distribution channels could materially adversely affect our business, financial condition or results of operations.

     Our distribution channels generally hold inventories of our products, determined in their own business judgment to be sufficient to meet their customer’s delivery requirements. Such inventory levels are subject to market conditions, business judgment by the reseller and our ability to meet their time-to-ship needs. Rapid reductions by our distributors, OEMs, retailers and other customers in the levels of inventories held in our products could materially adversely affect our business, financial condition or results of operations.

     We generally offer our customers certain credit terms, allowing them to pay for products purchased from us between thirty and sixty days or more after we ship the products. Our receipt of payment for our products depends on the financial liquidity of those customers. If significant customers, or a significant number of customers, experience liquidity problems, this could affect our ability to collect our accounts receivable, which could materially adversely affect our business, financial condition or results of operations.

     WE HAVE STRONG COMPETITORS AND WILL LIKELY FACE ADDITIONAL COMPETITION IN THE FUTURE.

     The markets for our products are highly competitive. We compete with a variety of companies in the various markets for communications headsets. Our single largest competitor is GN Netcom, a subsidiary of GN Great Nordic Ltd., a Danish telecommunications conglomerate. GN Great Nordic reported revenues of 7.32 billion Danish Krone (approximately U.S. $868 million) for its fiscal year ending December 31, 2001, while GN Netcom’s revenues for the same period were 1,930 million Danish Krone (approximately U.S. $232 million). GN Netcom has made several acquisitions over the years. We believe the acquisitions of Hello Direct and Jabra have provided GN Netcom with a broader mobile product line and greater marketing presence than they had prior to these acquisitions.

     We currently operate principally in a multilevel distribution model — we sell most of our products to distributors who, in turn, resell to dealers or end-customers. GN Netcom’s acquisitions indicate it may be moving towards a direct sales model. While we believe that our business and our customers benefit from our current distribution structure, if GN Netcom or other competitors sell directly, they may offer lower prices which could materially adversely affect our business and results of operations. In the face of current economic downturn, we are seeing lower prices from our competitors, particularly GN Netcom.

     Logitech International S.A., a manufacturer and seller of computer accessory products, acquired Labtec Inc., a Vancouver, Washington-based provider of, among other products, headsets for use with computers, in March 2001. Following this acquisition, Labtec gained greater resources with which to compete with us than it had prior to its being acquired by Logitech.

     We anticipate that we will face additional competition from companies that currently do not offer communications headsets. This is particularly true in the office, mobile computer and residential markets. On September 11, 2001, Sony Corporation and Telefonaktiebolaget LM Ericsson announced a merger of their mobile business worldwide including telephone accessories such as telephone headsets and adapters. They subsequently announced the launch of the Joint Venture’s first product, a Bluetooth communications device which shipped in November 2001. We anticipate other competition from consumer electronics companies that currently manufacture and sell mobile phones or computer peripheral equipment. These new competitors are likely to be larger, offer broader product lines, bundle or integrate with other products communications headset tops and bases manufactured by them or others, offer products containing bases that are incompatible with our headset tops and have substantially greater financial, marketing and other resources than we do.

     We anticipate that we will also face additional competition from companies, principally located in the Far East, which offer very low cost headset products, including products which are modeled on or direct copies of our products. These new competitors are likely to offer very low cost products which may result in price pressure in the market. If market prices are substantially reduced by such new entrants into the headset market, our business, financial condition or results of operations could be materially adversely affected.

     We believe that the market for lightweight communications headsets is showing some signs of commoditization. In particular, we believe that our competitors, especially GN Netcom, are increasingly choosing to compete on price. While this has long been true of competitors from the Far East, we think the trend is accelerating and that customers are also more receptive to lower cost products, even when the quality, service or total value of the offer may be notably lower as well.

     Historically, our expertise in acoustics and design has allowed us to design, develop and manufacture products with the levels of sound quality enabling us to meet the needs of our customers. Due to technological advances, including but not limited to better digital signal processing, our current and future competitors may be able to develop products with the same or better audio quality at lower costs. These technological advances may allow current and future competitors to compete more effectively in terms of product quality or price that could materially adversely affect our business and results of operations.

     We believe that important competitive factors for us are product reliability, product features, customer service and support, reputation, distribution, ability to meet delivery schedules, warranty terms, product life and price. If we do not compete successfully with respect to any of these or other factors it could materially adversely affect our business, financial condition and results of operations. Further, if we do not successfully develop and market products that compete successfully with those of our competitors, it would materially adversely affect our business, financial condition and results of operations.

     NEW PRODUCT DEVELOPMENT IS RISKY AND WE WILL BE MATERIALLY ADVERSELY AFFECTED IF WE DO NOT RESPOND TO CHANGING CUSTOMER REQUIREMENTS AND NEW TECHNOLOGIES.

     Our product development efforts historically have been directed toward enhancement of existing products and development of new products that capitalize on our core capabilities. The success of new product introductions is dependent on a number of factors, including the proper selection of new product features, timely completion and introduction of new product designs, cost-effective manufacture of such products, quality of new products and market acceptance. To be successful in the future, we must develop new products, qualify these new products, successfully introduce these products to the market on a timely basis, and commence and sustain low-cost, volume production to meet customers’ demands. Although we attempt to determine the specific needs of headset users in our target markets, because almost all of our sales are indirect, we may not always be able to timely and accurately predict end-user requirements. As a result, our products, specifically, our range of Bluetooth products, may not be timely developed, designed to address current or future end-user requirements, offered at competitive prices or accepted, which could materially adversely affect our business, financial condition and results of operations. Moreover, we generally incur substantial research and development costs before the technical feasibility and commercial viability of a new product can be ascertained. Accordingly, revenues from new products may not be sufficient to recover the associated development costs.

     Historically, the technology used in lightweight communications headsets has evolved slowly. New products have primarily offered stylistic changes and quality improvements, rather than significant new technologies. The technology used in hands-free communications devices, including our products, is evolving more rapidly now than it has historically and we anticipate that this trend may accelerate. We believe this is particularly true for our newer emerging technology products especially in the mobile, computer markets, residential and certain parts of the office market. We believe products designed to serve these markets generally exhibit shorter lifecycles and are increasingly based on open standards and protocols. The end markets served are much larger than the traditional call center market. This combination of factors may lead to increased commoditization, as a greater number of competitors attempt to introduce products, or reverse engineer our products and offer similar but lower quality products at lower price points.

     Our success depends upon our ability to enhance existing products, to respond to changing market requirements, and to develop and introduce in a timely manner new products that keep pace with technological developments. If we are unable to develop and introduce enhanced or new products in a timely manner in response to changing market conditions or customer requirements, it will materially adversely affect our business, financial condition and results of operations.

     Due to the historically slow evolution of our products, we have generally been able to phase out obsolete products without significant impact to our operating margins. However, as we develop new generations of products more quickly, we expect that the pace of product obsolescence will increase concurrently. The disposition of inventories of obsolete products may result in reductions to our operating margins and materially adversely affect our earnings and results of operations.

     INCREASED ADOPTION OF SPEECH-ACTIVATED AND VOICE INTERACTIVE SOFTWARE PRODUCTS BY BUSINESSES COULD LIMIT OUR ABILITY TO GROW IN THE CALL CENTER MARKET.

     We are seeing a proliferation of speech-activated and voice interactive software in the market place. We may experience a decline in our sales to the call center market if businesses increase their adoption of the speech-activated and voice interactive software as an alternative to customer service agents. Should this trend continue, it could cause a net reduction in call center agents and our revenues to this market segment could decline rather than grow in future years.

     CHANGES IN REGULATORY REQUIREMENTS MAY ADVERSELY IMPACT OUR GROSS MARGINS AS WE COMPLY WITH SUCH CHANGES OR REDUCE OUR ABILITY TO GENERATE REVENUES IF WE ARE UNABLE TO COMPLY.

     Our products must meet the requirements set by regulatory authorities in the numerous jurisdictions in which we sell them. As regulations and local laws change, we must modify our products to address those changes. Regulatory restrictions may increase the costs to design and manufacture our products, resulting in a decrease in demand for our products if the costs are passed along or a decrease in our margins. Compliance with regulatory restrictions may impact the technical quality and capabilities of our products, reducing their marketability.

     WE HAVE SIGNIFICANT FOREIGN OPERATIONS AND THERE ARE INHERENT RISKS IN OPERATING ABROAD.

     During fiscal 2002, approximately 31.3% of our net sales were derived from customers outside the United States. Approximately 31.9% of our net sales in fiscal 2001 were derived from customers outside the United States, compared with approximately 34.0% of our net sales in fiscal 2000. In addition, we conduct the majority of our headset assembly operations in our manufacturing facility located in Mexico, and we obtain most of the components and subassemblies used in our products from various foreign suppliers. We also purchase a growing number of turn-key products directly from Asia. The inherent risks of international operations, either in Mexico or in Asia, could materially adversely affect our business, financial condition and results of operations. The types of risks faced in connection with international operations and sales include:

•	cultural differences in the conduct of business;

•	greater difficulty in accounts receivable collection;

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers;

•	economic and political conditions in each country;

•	management and operation of an enterprise spread over various countries; and

•	the burden of complying with a wide variety of foreign laws.

     OUR FOREIGN OPERATIONS PUT US AT RISK OF LOSS IF THERE ARE MATERIAL CHANGES IN CURRENCY VALUES AS COMPARED TO THE U.S. DOLLAR.

     A significant portion of our business is conducted in currencies other than the U.S. dollar. Substantially all of our sales throughout Europe are transacted in local currencies. We are therefore exposed to risks associated with fluctuations in exchange rates that can affect our revenue and gross margins and can also generate currency transaction gains and losses. In our prior fiscal year, the value of major European currencies dropped against the U.S. dollar, which adversely impacted our revenue and gross margin, and also resulted in currency transaction losses. To date, we have partially but not fully reflected that change in currency value in our selling prices. In order to maintain a competitive price for our products in Europe, we may reduce our current prices further, resulting in a lower margin on products sold in Europe. Continued change in the values of European currencies or changes in the values of other foreign currencies could have a material adverse effect on our business, financial condition and results of operations.

     In our current fiscal year we have introduced programs designed to reduce our foreign currency net asset exposure and have successfully reduced transaction gains and losses that are accounted for in other income/expense. However, there can be no assurance that our hedging policy will be effective in continuing to reduce transaction gains and losses. Moreover, our economic exposure to foreign currency fluctuations has not changed and revenues and margins can be adversely impacted by such fluctuations. There can be no assurance that we will not continue to experience currency losses in the future, nor can we predict the effects of future exchange rate fluctuations on future operating results. To the extent that sales to our foreign customers increase or transactions in foreign currencies increase, our business, financial condition, results of operations and cash flows could be materially adversely affected by exchange rate fluctuations.

     THE TERRORIST ATTACKS ON NEW YORK CITY ON SEPTEMBER 11, 2001, MARKED A TURNING POINT IN CURRENT U.S. POLITICAL, MILITARY AND SECURITY STRATEGIES WHICH WE BELIEVE HAS, AND MAY CONTINUE TO, ADVERSELY IMPACT OUR BUSINESS, BOTH DIRECTLY AND INDIRECTLY.

     The events of September 11th, and the U.S. military efforts in Afghanistan, have contributed to a further slowing in the economy with additional layoffs in other industries resulting in a negative effect on our business. We believe that one direct impact of the attacks is the reduction of call center agents in the travel and leisure industries. We are indirectly affected by the continuing concern on future terrorist attacks on U.S. soil, as well as concerns of the anthrax infection on the American and international public. We are unable to estimate the impact these events and their consequences have on our business, however, given the magnitude of these unprecedented events and the possible subsequent effects, we expect that there has been and may likely be an adverse impact to our financial condition, our operations and our prospects as these events adversely affect the global economy in general.

     IF THERE ARE PROBLEMS THAT AFFECT OUR PRINCIPAL MANUFACTURING FACILITY IN MEXICO, WE COULD FACE LOSSES IN REVENUES OR MATERIAL INCREASES IN COSTS OF OUR OPERATIONS.

     The majority of our manufacturing operations are currently performed in a single facility in Tijuana, Mexico. A fire, flood or earthquake, political unrest or other disaster or condition affecting our facility could have a material adverse effect on our business, financial condition and results of operations. While we have developed a disaster recovery plan and believe we are adequately insured with respect to this facility, we may not be able to implement the plan effectively or on a timely basis or recover under applicable insurance policies.

     WE HAVE INTELLECTUAL PROPERTY RIGHTS THAT COULD BE INFRINGED BY OTHERS AND WE ARE POTENTIALLY AT RISK OF INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     Our success will depend in part on our ability to protect our copyrights, patents, trademarks, trade dress, trade secrets, and similar intellectual property, including our rights to certain domain names. We rely primarily on a combination of nondisclosure agreements and other contractual provisions as well as patent, trademark, trade secret, and copyright laws to protect our proprietary rights. Effective trademark, patent, copyright, and trade secret protection may not be available in every country in which our products and media properties are distributed to customers worldwide. We currently hold forty-one United States patents and additional foreign patents and will continue to seek patents on our inventions when we believe it to be appropriate. The process of seeking patent protection can be lengthy and expensive. Patents may not be issued in response to our applications, and patents that are issued may be invalidated, circumvented or challenged by others. If we are required to enforce our patents or other proprietary rights through litigation, the costs and diversion of management’s attention could be substantial. In addition, the rights granted under any patents may not provide us competitive advantages or be adequate to safeguard and maintain our proprietary rights. Moreover, the laws of certain countries do not protect our proprietary rights to the same extent as do the laws of the United States. If we do not enforce and protect our intellectual property rights, it could materially adversely affect our business, financial condition and results of operations.

     From time to time, third parties, including our competitors, may assert patent, copyright and other intellectual property rights against us. Such claims, if they are asserted, could result in costly litigation and diversion of management’s attention regardless of the merit of a claim. In addition, we may not ultimately prevail in any such litigation or be able to license any valid and infringed patents from such third parties on commercially reasonable terms, if at all. Any infringement claim or other litigation against us could materially adversely affect our business, financial condition and results of operations.

WE ARE EXPOSED TO POTENTIAL LAWSUITS ALLEGING DEFECTS IN OUR PRODUCTS.

     The use of our products exposes us to the risk of product liability claims. Product liability claims have in the past been, and are currently being, asserted against us. None of the previously resolved claims have materially affected our business, financial condition or results of operations, nor do we believe that any of the pending claims will have such an effect. Although we maintain product liability insurance, the coverage provided under our policies could be unavailable or insufficient to cover the full amount of any such claim. Therefore, successful product liability claims brought against us could have a material adverse effect upon our business, financial condition and results of operations.

     Our mobile headsets are used with mobile telephones. There has been continuing public controversy over whether the radio frequency emissions from mobile telephones are harmful to users of mobile phones. We believe that there is no conclusive proof of any health hazard from the use of mobile telephones but that research in this area is incomplete. We have tested our headsets through independent laboratories and have found that use of our headsets reduces radio frequency emissions at the user’s head to virtually zero. However, if research was to establish a health hazard from the use of mobile telephones or public controversy grows even in the absence of conclusive research findings, there could be an adverse impact on the demand for our mobile headsets.

     There is also continuing and increasing public controversy over the use of mobile telephones by operators of motor vehicles. While we believe that our products enhance driver safety by permitting a motor vehicle operator to generally be able to keep both hands-free to operate the vehicle, there is no certainty that this is the case and we may be subject to claims arising from allegations that use of a mobile telephone and headset contributed to a motor vehicle accident. We maintain product liability insurance and general liability insurance that we believe would cover any such claims. However, the coverage provided under our policies could be unavailable or insufficient to cover the full amount of any such claim. Therefore, successful product liability claims brought against us could have a material adverse effect upon our business, financial condition and results of operations.

     WHILE WE BELIEVE WE COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, WE ARE STILL EXPOSED TO POTENTIAL RISKS FROM ENVIRONMENTAL MATTERS.

     We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, environmental legislation has been enacted and may in the future be enacted or interpreted to create environmental liability with respect to our facilities or operations. We have included in our financial statements a reserve of $1.5 million for possible environmental remediation of the site of one of our previous businesses. While no claims have been asserted against us in connection with this matter, such claims could be asserted in the future and any liability that might result could exceed the amount of the reserve.

     WE HAVE RECENTLY ACQUIRED A COMPANY AND EXPECT TO MAKE FUTURE ACQUISITIONS AND ACQUISITIONS INVOLVE MATERIAL RISKS

     On January 2, 2002, we acquired Ameriphone, Inc., a California corporation, in a cash transaction. We may in the future, in order to address the need to develop new products and technologies, and enter new markets, acquire other companies. There are inherent risks in the acquisition of another company that could materially adversely affect our business, financial condition and results of operations. The types of risks faced in connection with acquisitions include:

•	cultural differences in the conduct of business;

•	difficulties in integration of the operations, technologies, and products of the acquired company;

•	the risk of diverting management’s attention from normal daily operations of the business;

•	potential difficulties in completing projects associated with purchased in-process research and development;

•	risks of entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	the abilities of representatives, distributors, OEM customers and other resellers which are retained by the acquired company or customers of the acquired company;

•	differences in the business information systems of the companies;

•	difficulties in integrating the transactions and business information systems of the acquired company; and

•	the potential loss of key employees of the acquired company.

     Mergers and acquisitions, particularly those of high-technology companies, are inherently risky, and no assurance can be given that the Ameriphone or future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition. We must also manage any such growth effectively. Failure to manage growth effectively and successfully integrate acquisitions made by us could materially harm our business and operating results.

     OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED IF WE LOSE THE BENEFIT OF THE SERVICES OF KEN KANNAPPAN OR OTHER KEY PERSONNEL.

     Our success depends to a significant extent upon the services of a limited number of executive officers and other key employees. The unanticipated loss of the services of our president and chief executive officer, Mr. Kannappan, or one or more of our other executive officers or key employees could have a material adverse effect upon our business, financial condition and results of operations.

     We also believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. Competition for such personnel is intense. We may not be successful in attracting and retaining such personnel, and our failure to do so could have a material adverse effect on our business, operating results or financial condition.

     OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR STOCK COULD BE LOST.

     The market price for our common stock may continue to be affected by a number of factors, including the announcement of new products or product enhancements by us or our competitors, the loss of services of one or more of our executive officers or other key employees, quarterly variations in our or our competitors’ results of operations, changes in our published forecasts of future results of operations, changes in earnings estimates or recommendations by securities analysts, developments in our industry, sales of substantial numbers of shares of our common stock in the public market, general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors. Stock prices for many companies, particularly in the technology sector, have experienced wide fluctuations that have often been unrelated to the operating performances of such companies. Such factors and fluctuations, as well as general economic, political and market conditions, such as recessions, could materially adversely affect the market price of our common stock.

     PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW AND OUR ADOPTION OF A STOCKHOLDER RIGHTS PLAN MAY DELAY OR PREVENT ACQUISITION OF US, WHICH COULD DECREASE THE VALUE OF OUR STOCK.

     Our board of directors has the authority to issue preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of those shares without any further vote or action by the stockholders. The issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire us. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could also have the effect of delaying or preventing our acquisition by a third party. Further, certain provisions of our Certificate of Incorporation and bylaws could delay or make more difficult a merger, tender offer or proxy contest, which could adversely affect the market price of our common stock.

     Our board of directors recently adopted a stockholder rights plan pursuant to which we distributed one right for each outstanding share of our common stock held by stockholders of record as of April 12, 2002. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, the plan could make it more difficult for a third party to acquire us, or a significant percentage of our outstanding capital stock, without first negotiating with our board of directors regarding such acquisition.

     WE HAVE SEVERAL SIGNIFICANT STOCKHOLDERS, AND GIVEN THE LOW TRADING VOLUME OF OUR STOCK, IF THEY SELL THEIR SHARES IN A SHORT PERIOD OF TIME WE COULD SEE AN ADVERSE EFFECT ON THE MARKET PRICES OF OUR STOCK.

     As of May 31, 2002, 45,925,008 shares of our common stock were outstanding. These shares are freely tradable except for approximately 14,039,795 shares held by our affiliates (including the selling stockholder and our directors and officers). These approximately 14,039,795 shares may be sold in reliance on Rule 144 under the Securities Act or pursuant to an effective registration statement filed with the Commission.

     Some of our current stockholders, including the selling stockholder and certain of our directors, have certain contractual rights to require us to register their shares for public sale. Pursuant to the registration statement of which this prospectus is a part, 1,000,000 shares of our common stock will be registered for resale in the market. In addition to the 1,000,000 shares registered hereby, the selling stockholder is able to require us to register for resale an additional 2,941,157, shares based on the number of shares held by the selling stockholder as of June 11, 2002.

     Approximately 9,822,013 additional shares are subject to outstanding stock options as of May 31, 2002. The issuance of these shares upon exercise of stock options has been registered. Accordingly, to the extent that these shares vest and are issued in the future, they may be freely resold by stockholders who are not our affiliates. Our affiliates may resell these shares to the extent permitted by Rule 144 under the Securities Act.

     Our stock is not heavily traded. The average daily trading volume of our stock in fiscal year 2002 was approximately 305,544 shares per day with a median volume in that period of 255,100 shares per day. Sales of a substantial number of shares of our common stock in the public market by any of our officers, directors or other stockholders could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of equity securities.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered under this prospectus.

SELLING STOCKHOLDER

     The following table shows, in each case as of June 11, 2002:

•	the name of the selling stockholder,

•	how many shares the selling stockholder beneficially owns,

•	how many shares the selling stockholder can resell under this prospectus, and

•	assuming the selling stockholder sells all shares listed next to its name, how many shares the selling stockholder will beneficially own after completion of the offering.

	Shares	Shares which	Beneficial Ownership after
	Beneficially	may Be Sold	Offering
	Owned	Under
Selling Stockholder	Prior to Offering	This Prospectus	Shares	Percentage(1)

Citicorp Venture Capital Ltd.(2)	3,941,157	1,000,000	2,941,157	6.41%

(1)     Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 45,928,263 shares of common stock outstanding as of June 11, 2002.

(2)     Since October 1993, we and the selling stockholder have been parties to a board designation agreement under which we agreed to nominate for election to our board of directors up to three designees of the selling stockholder and solicit proxies in favor of the election of such nominees. Directors Robert F. B. Logan, M. Saleem Muqaddam, and John M. O’Mara were originally nominated to our board of directors pursuant to this agreement. The agreement expired this year when the selling stockholder’s ownership of our common stock fell below the level required to maintain the agreement. Accordingly, Messrs. Logan, Muqaddam and O’Mara will not be standing for re-election to our board of directors at our annual meeting of stockholders to be held on July 17, 2002.

     Because the selling stockholder may offer all or some of its common stock from time to time, we cannot estimate the amount of the common stock that will be held by the selling stockholder upon the termination of any particular offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

Resales by Selling Stockholder:

     We are registering the resale of shares on behalf of the selling stockholder. The selling stockholder may offer and resell the shares from time to time, either in increments or in a single transaction. It may also decide not to sell all the shares it is allowed to resell under this prospectus. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees:

     The term “selling stockholder” includes donees, i.e. persons who receive shares from the selling stockholder after the date of this prospectus by gift. The term also includes pledgees, i.e. persons who, upon contractual default by a selling stockholder, may seize shares that the selling stockholder pledged to such person. If the selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and Commissions:

     This prospectus has been prepared and filed by us with the Commission pursuant to the terms of the Amended and Restated Registration Agreement, dated as of December 29, 1989 and amended as of October 21, 1993 and May 18, 2000. This Agreement is among us, Citicorp Venture Capital Ltd. and certain of our other stockholders who purchased our securities prior to our public offering in 1994. We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling stockholder will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of Sale Transactions:

     The selling stockholder may sell the shares in one or more types of transactions (which may include block transactions):

•	on the New York Stock Exchange,

•	in negotiated transactions,

•	through put or call option transactions,

•	through short sales, or

•	any combination of such methods of sale.

     The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholder has informed us that that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of the shares. It has also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales to or through Broker-Dealers:

     The selling stockholder may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of the selling stockholder, or as a principal for the broker-dealer’s own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation:

     The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification:

     We have agreed to indemnify the selling stockholder and the selling stockholder has agreed to indemnify us, against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus Delivery Requirements:

     Because it may be deemed an underwriter, the selling stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act. We have informed the selling stockholder that its sales in the market may be subject to the anti-manipulative provisions of Regulation M under the Exchange Act.

State Requirements:

     Some states require that any shares sold in that state be sold only through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales Under Rule 144:

     The selling stockholder may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, it must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers:

     If the selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

•	a block trade,

•	special offering,

•	exchange distribution or secondary distribution, or

•	a purchase by a broker or dealer,

     then we will file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

     The supplement will disclose:

•	the name of each such selling stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

•	any other facts material to the transaction.

LEGAL MATTERS

     Our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the common stock offered hereby is duly and validly issued, fully paid and non-assessable.

EXPERTS

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended March 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 — OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the issuance and distribution of the securities being registered. All amounts other than the registration filing fee are estimates. All of the following expenses have been or will be paid by Plantronics, rather than by the selling stockholder.

Securities and Exchange Commission Registration Fee	$1,482
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$10,000
Miscellaneous	$5,000

TOTAL	$31,482

ITEM 15 — INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers. This may under certain circumstances include indemnification for liabilities arising under the Securities Act as well as for expenses incurred in that regard. Article Nine of our Certificate of Incorporation and Article V of our By-laws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. We have also entered into Indemnification Agreements with our officers and directors.

     In addition, we are a party to a Registration Agreement with Citicorp Venture Capital Ltd. and certain other stockholders. The Registration Agreement grants certain holders of our common stock, including the selling stockholder, the right to demand registration of our shares, and to participate in other registrations which we may undertake. We filed this prospectus with the SEC in order to fulfill its contractual obligations under the Registration Agreement. Under the Registration Agreement, we have agreed to indemnify the selling stockholder, and the selling stockholder has agreed to indemnify us, against certain liabilities in connection with this registration.

ITEM 16 — EXHIBITS

Exhibit
Number

4.1.1	Amended and Restated Registration Agreement dated December 29, 1989, among the Registrant and certain stockholders of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-3, Reg. No. 333-67781, filed November 23, 1998).

4.1.2	Amendment No. 3 to the Amended and Restated Registration Agreement dated as of October 21, 1993, among the Registrant and certain stockholders of the Registrant.
4.1.3	Amendment No. 4 to the Amended and Restated Registration Agreement dated as of May 18, 2000, among the Registrant and certain stockholders of the Registrant.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (contained on page 24).

ITEM 17 — UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by Plantronics pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Plantronics’ Annual Report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Plantronics pursuant to the foregoing provisions, or otherwise, Plantronics has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Plantronics of expenses incurred or paid by a director, officer or controlling person of Plantronics in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Plantronics will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant, Plantronics, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on the 21st day of June 2002.

PLANTRONICS, INC.
By:	/s/ S. Kenneth Kannappan S. Kenneth Kannappan, Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints S. Kenneth Kannappan and Barbara V. Scherer, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ S. Kenneth Kannappan S. Kenneth Kannappan	President, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2002

/s/ Barbara V. Scherer Barbara V. Scherer	Senior Vice President — Finance and Administration and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 21, 2002

/s/ Marvin Tseu Marvin Tseu	Chairman of the Board and Directors	June 21, 2002

/s/ Patti Hart Patti Hart	Director	June 21, 2002

/s/ Robert F.B. Logan Robert F.B. Logan	Director	June 21, 2002

/s/ M. Saleem Muqaddam M. Saleem Muqaddam	Director	June 21, 2002

/s/ John M. O’Mara John M. O’Mara	Director	June 21, 2002

/s/ Trude C. Taylor Trude C. Taylor	Director	June 21, 2002

/s/ David A. Wegmann David A. Wegmann	Director	June 21, 2002

/s/ Roger Wery Roger Wery	Director	June 21, 2002

INDEX TO EXHIBITS

Exhibit
Number

4.1.1	Amended and Restated Registration Agreement dated December 29, 1989, among the Registrant and certain stockholders of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-3, Reg. No. 333-67781, filed November 23, 1998).
4.1.2	Amendment No. 3 to the Amended and Restated Registration Agreement dated as of October 21, 1993, among the Registrant and certain stockholders of the Registrant.
4.1.3	Amendment No. 4 to the Amended and Restated Registration Agreement dated as of May 18, 2000, among the Registrant and certain stockholders of the Registrant.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (contained on page 24).